UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

Eastman Kodak Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
[X]	No fee required
[ ]	Fee paid previously with preliminary materials
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF 2022 ANNUAL MEETING
AND PROXY STATEMENT

Date of Notice: April 6, 2022

EASTMAN KODAK COMPANY

343 STATE STREET

ROCHESTER, NEW YORK 14650

PROPOSAL 3
Proposal 3 - Ratification of the Audit and Finance Committee’s Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm	33

April 6, 2022

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Wednesday, May 18, 2022 at 1:00 p.m. Eastern Time. The Annual Meeting will be conducted as a virtual meeting of shareholders by means of a live webcast. We believe that hosting a virtual meeting enables greater shareholder attendance and participation from any location. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting meetnow.global/MFG9HVQ and entering the 15-digit control number on your proxy card or Notice of Internet Availability of Proxy Materials. There is no physical location for the Annual Meeting this year and you will not be able to attend the Annual Meeting in person. For additional information regarding procedures for attending the Annual Meeting, see “What do I need to do to participate in the Annual Meeting?” in the accompanying Proxy Statement.

Whether or not you will participate in the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone or by mailing a proxy card (if you have requested and received a printed copy of the proxy materials) or voting instruction form. We encourage you to use the internet, as it is the most cost-effective way to vote. Even if you have voted by internet, telephone or proxy card, you may still vote online if you participate in the virtual meeting. We would like to take this opportunity to remind you that your vote is very important.

Sincerely,

James V. Continenza

Executive Chairman and Chief Executive Officer

Eastman Kodak Company  |  343 State Street  |  Rochester, NY  |  14650

NOTICE OF THE 2022 ANNUAL MEETING OF SHAREHOLDERS

The 2022 Annual Meeting of Shareholders (Annual Meeting) of Eastman Kodak Company will be held on Wednesday, May 18, 2022 at 1:00 p.m. Eastern Time, virtually via a live webcast at meetnow.global/MFG9HVQ. To attend the Annual Meeting, you will need your 15-digit control number included on your proxy card or Notice of Internet Availability of Proxy Materials. For additional information regarding procedures for attending the Annual Meeting, see “What do I need to do to participate in the Annual Meeting?” in the accompanying Proxy Statement. We are asking our shareholders to vote on the following proposals at the Annual Meeting:

1.	Election of the seven director nominees named in the Proxy Statement for a term of one year or until their successors are duly elected and qualified.
2.	Advisory vote to approve the compensation of our named executive officers.
3.	Ratification of the Audit and Finance Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm.
4.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

If you held your shares at the close of business on March 24, 2022, you are entitled to vote at the Annual Meeting.

We follow the Securities and Exchange Commission’s “e-proxy” rules that allow public companies to furnish proxy materials to their shareholders over the internet. These rules allow us to provide you with the information you need, while lowering the cost of delivery.

If you have any questions about the Annual Meeting, please contact: Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0235, (585) 724-4053, e-mail: shareholderservices@kodak.com.

By Order of the Board of Directors

Roger W. Byrd

General Counsel, Secretary and Senior Vice President

Eastman Kodak Company

April 6, 2022

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 18, 2022. The Notice of the 2022 Annual Meeting and Proxy Statement and 2021 Annual Report on Form 10-K are available at www.envisionreports.com/KODK.

PROXY STATEMENT

QUESTIONS & ANSWERS

Q.	Why am I receiving these proxy materials?
A.	Our Board of Directors (the Board) is providing these proxy materials to you on the internet, or has delivered printed versions to you by mail if requested, in connection with our 2022 Annual Meeting of Shareholders (the Annual Meeting), which will take place on Wednesday, May 18, 2022 at 1:00 p.m. Eastern Time. We are holding the Annual Meeting virtually by means of a live webcast. By visiting meetnow.global/MFG9HVQ, you will be able to attend the Annual Meeting online, vote your shares, and submit your questions during the meeting via the internet. There will not be a physical meeting location and you will not be able to attend in-person. Please note that if you hold your shares in “street name” through a bank, broker or other nominee, you must contact your bank, broker or other nominee to obtain a legal proxy, and register in advance with Computershare to attend and vote at the Annual Meeting. Please see “How do I register to participate in the Annual Meeting?” below. As a shareholder, you are invited to attend the Annual Meeting online and are entitled and requested to vote on the proposals described in this Proxy Statement. We are making these proxy materials available to you on April 6, 2022.

Q.	What is included in these proxy materials?
A.	These proxy materials include:

●	Notice of the Annual Meeting and Proxy Statement; and

●	Our 2021 Annual Report on Form 10-K.

If you received printed versions of the proxy materials by mail, these proxy materials also include a proxy card.

Q.	What am I voting on?
A.	The Board is soliciting your proxy in connection with the Annual Meeting to be held on Wednesday, May 18, 2022 at 1:00 p.m. Eastern Time, and any adjournment or postponement thereof. You are voting on the following proposals:

1.	Election of the seven director nominees named in this Proxy Statement for a term of one year or until their successors are duly elected and qualified.
2.	Advisory vote to approve the compensation of our named executive officers.
3.	Ratification of the Audit and Finance Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm.

The Board recommends you vote FOR each of the director nominees listed in Proposal 1 and FOR Proposals 2 and 3.

Q.	Will any other matters be voted on?
A.	We are not aware of any other matters that shareholders will be asked to vote on at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the named proxies, James V. Continenza and Roger W. Byrd, will vote for you on such matter in their discretion. New Jersey law (under which the Company is incorporated) requires that you be given notice of all matters to be voted on, other than procedural matters such as adjournment of the Annual Meeting.

Q.	Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
A.	We follow the SEC’s “e-proxy” rules that allow public companies to furnish proxy materials to shareholders over the internet. The “e-proxy” rules remove the requirement for public companies to automatically send shareholders a full, printed copy of proxy materials. We mailed the Notice of Internet Availability to many of our shareholders on April 6, 2022.

The Notice of Internet Availability provides instructions on how to:

●	View our proxy materials for the Annual Meeting on the internet and vote; and

●	Request a printed copy of the proxy materials.

In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of mailing documents to you.

Q.	Why didn’t I receive a notice in the mail about the internet availability of the proxy materials?
A.	We are providing some of our shareholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice of Internet Availability.

In addition, we are providing the Notice of Internet Availability by e-mail to those shareholders who have previously elected delivery of the proxy materials electronically. Those shareholders should have received an e-mail containing a link to the website where the proxy materials are available.

Q.	Where can I view the proxy materials on the internet?
A.	We are making this Proxy Statement and voting instructions available to shareholders on April 6, 2022, at www.edocumentview.com/KODK. We are also making our 2021 Annual Report on Form 10-K available at the same time and by the same method. The 2021 Annual Report on Form 10-K is not a part of the proxy solicitation material and is not incorporated herein by reference.

Q.	How can I receive a printed copy of the proxy materials?
A.	Shareholder of Record. You may request a printed copy of the proxy materials by any of the following methods:

●	Telephone: within the U.S.A., U.S. territories and Canada, call toll-free at 1-866-641-4276; or outside of the U.S.A., U.S. territories and Canada, call collect at 1-781-575-3170;

●	Internet at www.envisionreports.com/KODK; or

●	E-mail at investorvote@computershare.com. Reference “Proxy Materials Eastman Kodak Company” in the subject line. In the message, include your full name and address, the 15-digit control number located in the shaded bar on the Notice of Internet Availability/proxy card, and state that you want to receive a paper copy of current and/or future meeting materials.

To facilitate timely delivery, your request must be received by May 9, 2022.

Beneficial Owner. You may request a printed copy of the proxy materials by following the instructions provided to you by your bank, broker or other nominee.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A.	Most of our shareholders hold their shares in “street name” through a bank, broker or other nominee (beneficial owner) rather than directly in their own name (shareholder of record). As summarized below, there are some distinctions between shareholders of record and beneficial owners.

Shareholder of Record. If your shares are registered in your name with our transfer agent, Computershare, you are considered the shareholder of record of these shares, and we are making these proxy materials available directly to you. As a shareholder of record, you have the right to give your voting proxy to our management or a third party, or to vote electronically via the internet at the Annual Meeting.

Beneficial Owner. If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, broker or nominee is making these proxy materials available to you together with a voting instruction form. As the beneficial owner, you have the right to direct your bank, broker or nominee on how to vote your shares. Your bank, broker or nominee has enclosed or provided voting instructions for you to use in directing the bank, broker or nominee on how to vote your shares. You are also invited to participate in the Annual Meeting; however; you may not attend the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares and register in advance with Computershare. For more information, see “How do I register to participate in the Annual Meeting” below.

Q.	How do I vote?
A.	Shareholder of Record. If you are a shareholder of record, there are four ways to vote:

●	By internet at www.envisionreports.com/KODK. We encourage you to vote this way.

●	By touch tone telephone: within the U.S.A., U.S. territories and Canada, call toll-free at 1-800-652-VOTE (8683); or outside the U.S.A., U.S. territories and Canada, call collect at 1-781-575-2300.

●	By completing and mailing your proxy card (if you requested and received a printed copy of the proxy materials).

●	By using the electronic voting options included as part of the live webcast during the Annual Meeting at meetnow.global/MFG9HVQ

Votes submitted during the Annual Meeting must be received no later than the closing of the polls at the Annual Meeting.

Beneficial Owner. If you are a beneficial owner, please follow the voting instructions sent to you by your bank, broker or nominee.

Whether you are a shareholder of record or a beneficial owner, your shares will be voted as you indicate.

Q.	What happens if I do not give specific voting instructions?
A.	Shareholder of Record. If you are a shareholder of record and you:

●	Indicate when voting on the internet or by telephone that you wish to vote as recommended by our Board; or

●	Sign and return a proxy card without giving specific voting instructions,

then the named proxies, James V. Continenza and Roger W. Byrd, will vote your shares in the manner recommended by our Board (i.e., FOR each of the director nominees named in Proposal 1 and FOR Proposals 2 and 3) and in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner. If you do not provide your bank, broker or nominee with specific voting instructions, or if you do not obtain a legal proxy that gives you the right to vote the shares electronically via the internet at the Annual Meeting, your shares will not be voted or counted with respect to Proposals 1 and 2, which are non-routine proposals. Your bank, broker or nominee has discretionary authority to vote your uninstructed shares with respect to Proposal 3, which is a routine proposal. Uninstructed shares with respect to non-routine proposals (Proposals 1 and 2) for which your bank, broker or nominee does not have discretionary authority are known as “broker non-votes.”

Q.	Who can vote?
A.	You must be a shareholder of record or a beneficial owner as of the close of business on March 24, 2022, the record date for the Annual Meeting, to be eligible to vote at the Annual Meeting. Each share of common stock is entitled to one vote. Holders of 5.0% Series C Convertible Preferred Stock (Series C preferred stock) are entitled to vote upon all matters upon which holders of common stock have the right to vote, and at the Annual Meeting are entitled to the number of votes equal to 10 times the number of full shares of Series C preferred stock outstanding at the record date. Such votes will be counted together with shares of common stock and not separately as a class.

Q.	How can I change my vote or revoke my proxy?
A.	Shareholder of Record. If you are a shareholder of record, you can change your vote or revoke your proxy before the polls close at the Annual Meeting by:

●	Entering a new vote by internet or telephone (only your latest internet or telephone vote will be counted);

●	Returning a later-dated proxy card; or

●	Sending a written notification to Roger W. Byrd, Secretary, at our principal executive office.

Attending the meeting without voting during the meeting will not, by itself, revoke a previously submitted proxy unless you specifically request your prior proxy be revoked.

Beneficial Owner. If you are a beneficial owner, please follow the voting instructions provided by your bank, broker or nominee.

Q.	What vote is required to approve each proposal?
A.	The following table describes the voting requirements for each proposal:

Proposal 1 - Election of Directors

As set forth in our By-laws, the Board has adopted a majority voting standard for uncontested director elections. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be elected at the Annual Meeting, the 2022 election of directors is an uncontested election.

To be elected in an uncontested election, a director nominee must be elected by a majority of the votes cast with respect to that director nominee. A majority of the votes cast means that the number of votes cast FOR a nominee’s election must exceed the number of votes cast AGAINST the nominee’s election. Each nominee receiving more votes FOR his or her election than votes AGAINST his or her election will be elected.

Proposal 2 - Advisory Vote to Approve the Compensation of our Named Executive Officers	To be approved, this proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting by holders entitled to vote thereon. However, because this is an advisory vote, the results of the vote are not binding on the Board or our Compensation, Nominating and Governance Committee who value the opinions expressed by our shareholders in their votes on this proposal. The outcome of the vote will be taken under advisement by the Board and the Compensation, Nominating and Governance Committee in future consideration and development of our compensation practices.
Proposal 3 - Ratification of the Audit and Finance Committee’s Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm	To be approved, this proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting by holders entitled to vote thereon.

Q.	How are votes counted?
A.	For Proposal 1, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees. In tabulating the voting results for the election of directors, only votes “FOR” and “AGAINST” will impact the outcome of the vote. If you choose to abstain from voting in the election of directors, the abstention will not impact the outcome of the vote. Broker non-votes are not counted and will not impact the outcome of the vote.

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to Proposals 2 and 3. In tabulating the voting results for these proposals, “FOR” and “AGAINST” votes are counted. For Proposals 2 and 3, abstentions are not counted and will not impact the outcome of the vote. With respect to Proposal 2, broker non-votes are not counted and will not impact the outcome of the vote. A bank, broker or nominee will have discretionary authority to vote on Proposal 3 relating to the ratification of the selection of our independent registered public accounting firm. Since brokers have authority to vote on behalf of beneficial owners with respect to Proposal 3, there will be no broker non-votes for Proposal 3.

Q.	Who will count the vote?
A.	Computershare will count the votes. A representative from Computershare will serve as the inspector of election.

Q.	Who can attend the virtual Annual Meeting?
A.	If you held your shares as of the close of business on March 24, 2022, the record date for the Annual Meeting, you may attend the virtual Annual Meeting and electronically vote on the proposals for consideration at the Annual Meeting. Beneficial owners holding shares in “street name” must register in advance to attend the Annual Meeting. See “How do I register to participate in the Annual Meeting?” below.

Q.	What do I need to do to participate in the Annual Meeting?
A.	We will conduct the Annual Meeting as a virtual meeting of shareholders by means of a live webcast. We aim to provide shareholders the same rights and comparable opportunities for participation that have been historically provided at our in-person annual meetings.

You are entitled to participate in the Annual Meeting only if you were a shareholder of the Company as of the close of business on the record date or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held this year, and you will not be able to attend the Annual Meeting in person.

Shareholders will be able to attend the Annual Meeting online and submit questions during the meeting by visiting meetnow.global/MFG9HVQ. You also will be able to vote your shares online by attending the Annual Meeting by webcast. To participate in the Annual Meeting, you will need to review the information included on your Notice of Internet Availability, on your proxy card or on the instructions that accompanied your proxy materials. You will need to enter the 15-digit control number on your proxy card or Notice of Internet Availability.

If you are a Beneficial Owner, you must register in advance using the instructions below.

The online Annual Meeting will begin promptly at 1:00 p.m. Eastern Time. We encourage you to access the meeting prior to the start time leaving ample time for the check-in process. Please follow the registration instructions as outlined in this Proxy Statement.

Q.	How do I register to participate in the Annual Meeting?
A.	If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the internet. Please follow the instructions on the Notice of Internet Availability or proxy card that you received.

If you are a Beneficial Owner holding your shares through an intermediary, such as a bank, broker or other nominee, you must obtain a legal proxy from your bank, broker or nominee and register in advance to attend the Annual Meeting virtually on the internet. To register to attend the Annual Meeting online by webcast you must submit proof of your legal proxy obtained from your bank, broker or other nominee, reflecting your Kodak holdings along with your name and e-mail address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 13, 2022.

You will receive a confirmation of your registration by e-mail after Computershare receives your registration materials.

Requests for registration should be directed to the following:

By e-mail:

Forward the e-mail from your bank, broker or other nominee or attach an image of your legal proxy, to legalproxy@computershare.com.

By mail:

Computershare

Eastman Kodak Company Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Q.	How can I ask questions during the Annual Meeting?
A.	Shareholders participating in the Annual Meeting may, after entering the 15-digit control number on your proxy card or Notice of Internet Availability, submit questions during the Annual Meeting. We will answer questions submitted during the Annual Meeting that are pertinent to meeting matters and that comply with the meeting rules of conduct, as time permits.

Q.	What if I have trouble accessing the Annual Meeting virtually?
A.	The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it you may call 1-888-724-2416.

Q.	What is the quorum requirement of the Annual Meeting?
A.	The holders of shares entitled to cast a majority of the votes on March 24, 2022, will constitute a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. On March 24, 2022, there were 78,915,150 shares of our common stock outstanding and 1,043,629 shares of our Series C preferred stock outstanding. As of the record date, each share of Series C preferred stock is entitled to 10 votes. Accordingly, holders entitled to cast 45,675,721 votes will constitute a quorum for the Annual Meeting.

Q.	Where can I find the voting results of the Annual Meeting?
A.	We intend to announce preliminary voting results at the Annual Meeting and disclose final results in a Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If final results are not available at such time, the Form 8-K will disclose preliminary results, to be followed with an amended Form 8-K when final results are available.

Q.	What is the procedure to nominate someone to the Board in 2023?
A.	Our By-laws provide that any shareholder can nominate a person for election to the Board so long as the shareholder follows the procedure outlined in our By-laws as summarized below. This is the procedure to be followed for direct nominations, as opposed to recommendations of nominees for consideration by our Compensation, Nominating and Governance Committee. The complete description of the procedure for shareholder nominations of director candidates is contained in our By-laws. You can request a copy of the full text of this By-law provision by writing to our Secretary at our principal executive offices. Our By-laws can also be accessed at http://investor.kodak.com/supporting.cfm.

For purposes of summarizing this procedure, we have assumed: 1) the date of the upcoming annual meeting is within 30 days of the anniversary of the annual meeting for the previous year and 2) if the size of the Board is to be increased, that both the name of the director nominee and the size of the increased Board are publicly disclosed at least 100 days prior to the first anniversary of the previous year’s annual meeting. Based on these assumptions, a shareholder desiring to nominate one or more candidates for election at the next annual meeting must deliver written notice of such nomination to our Secretary, at our principal executive office, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The deadline to nominate a person for election to the Board at the Annual Meeting has passed. For our 2023 Annual Meeting of Shareholders (the 2023 Annual Meeting), notice of nomination must be delivered to our Secretary no earlier than January 18, 2023 and no later than February 17, 2023.

The written notice to our Secretary must contain the following information with respect to each nominee: 1) the proposing shareholder’s name and address; 2) the number of shares owned of record and beneficially by the proposing shareholder; 3) the name of the person to be nominated; 4) the number of shares owned of record and beneficially by the nominee; 5) a description of all relationships, arrangements and understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; 6) such other information regarding the nominee as would have been required to be included in the proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board, such as the nominee’s name, age and business experience; and 7) the nominee’s signed consent to serve as a director if so elected.

Persons nominated in accordance with this procedure will be eligible for election as directors at the 2023 Annual Meeting.

In addition to satisfying the advance notice requirements under our By-laws described above, to comply with the universal proxy rules under the Securities Exchange Act of 1934, as amended (Exchange Act), once effective, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to our Secretary that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 19, 2023.

Q.	What is the deadline to propose actions for inclusion in our 2023 Proxy Statement?
A.	For a shareholder proposal to be considered for inclusion in our proxy statement for the 2023 Annual Meeting, the Secretary must receive the written proposal at our principal executive office no later than the close of business on December 7, 2022. Proposals received after this date will be considered untimely. Proposals must comply with SEC regulations under Rule 14a-8 of the Exchange Act, regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Secretary
Eastman Kodak Company
343 State Street
Rochester, NY 14650-0224

Q.	What is the deadline to propose actions for consideration at the 2023 Annual Meeting?
A.	For a shareholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the shareholder must provide the information required by our By-laws and give timely notice to the Secretary in accordance with our By-laws, which, in general, require that the notice be received by the Secretary:

●	No earlier than the close of business on January 18, 2023; and

●	No later than the close of business on February 17, 2023.

If the date of the shareholder meeting is moved more than 30 days before or 30 days after the anniversary of the 2022 Annual Meeting, then notice of a shareholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the anniversary of the 2022 Annual Meeting and no later than the close of business on the later of the following two dates:

●	90 days prior to the meeting; and

●	10 days after public announcement of the meeting date.

You may contact our Secretary at our principal executive office for a copy of the relevant By-law provisions regarding the requirements for shareholder proposals. Our By-laws can also be accessed at http://investor.kodak.com/supporting.cfm.

Q.	Who will pay the cost of this proxy solicitation?
A.	We will bear all costs related to this proxy solicitation. We will reimburse brokerage houses and other custodians, nominees, trustees and fiduciaries representing beneficial owners of shares for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to such beneficial owners. Our directors, officers and employees may also solicit proxies and voting instructions in person, by telephone or by other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with these solicitations.

Q.	What other information about us is available?
A.	The following information is available on our website at http://investor.kodak.com/supporting.cfm:

●	Corporate Responsibility Principles

●	Corporate Governance Guidelines

●	Business Conduct Guide

●	Eastman Kodak Company By-laws

●	Charters of the Board’s Committees (Audit and Finance Committee and Compensation, Nominating and Governance Committee)

●	Directors’ Code of Conduct

●	Board of Directors Policy on Recoupment of Executive Bonuses in the Event of Certain Restatements

●	Majority Vote Policy

●	Anti-Hedging and Pledging Policy

●	Related Party Transactions Policy and Procedures

●	Corporate Political Contributions and Expenditures Policy

Our 2021 Annual Report on Form 10-K is available on our website at http://investor.kodak.com/financials.cfm.

You may request printed copies of any of these documents by contacting:

Shareholder Services

Eastman Kodak Company

343 State Street

Rochester, NY 14650-0235

(585) 724-4053

E-mail: shareholderservices@kodak.com

The address of our principal executive office is:

Eastman Kodak Company

343 State Street

Rochester, NY 14650

HOUSEHOLDING OF DISCLOSURE DOCUMENTS

We are sending a Notice of Internet Availability or set of proxy materials to each shareholder of record. This year, we have elected not to take advantage of the SEC’s householding rules that allow us to deliver a single set of the Notice of Internet Availability or proxy materials to shareholders of record who share the same address. If you are a beneficial owner, your bank, broker or other nominee may continue to send a single set of the Notice of Internet Availability or proxy materials to your household. Please contact your bank, broker or other nominee if you wish to adjust your preferences regarding the delivery of the Notice of Internet Availability or proxy materials.

PRINTED COPY OF 2021 ANNUAL REPORT ON FORM 10-K

We will provide you, without charge, upon request, a printed copy of our 2021 Annual Report on Form 10-K. To receive a printed copy of the 2021 Annual Report on Form 10-K, please contact:

Shareholder Services

Eastman Kodak Company

343 State Street

Rochester, NY 14650-0235

(585) 724-4053

E-mail: shareholderservices@kodak.com

PROPOSAL 1

PROPOSAL 1 - ELECTION OF DIRECTORS

Our By-laws require us to have at least five but no more than 13 directors. The number of directors, which is set by the Board, is currently seven. Mr. Continenza, our Executive Chairman and Chief Executive Officer, is the only director who is an employee of the Company.

The following directors are standing for re-election, having been elected at the 2021 Annual Meeting of Shareholders (2021 Annual Meeting), and have been recommended for nomination by the Compensation, Nominating and Governance Committee: James V. Continenza, B. Thomas Golisano, Philippe D. Katz, Kathleen B. Lynch, Jason New, Darren L. Richman and Michael E. Sileck, Jr. All nominees have consented to serve if elected.

Mr. Richman has served on the Board since April 2021 and is a designee of Kennedy Lewis Investment Management LLC (KLIM). In connection with debt financing we obtained from Kennedy Lewis Capital Partners Master Fund LP (KLIM Fund I) and Kennedy Lewis Capital Partners Master Fund II LP (KLIM Fund II and, collectively with KLIM Fund I, the KLIM Lenders) pursuant to the Credit Agreement among the Company, the KLIM Lenders, as lenders, and Alter Domus (US) LLC, as administrative agent (the Term Loan Credit Agreement), we agreed to appoint an individual designated by KLIM as a Board member at or prior to the 2021 Annual Meeting. KLIM has the right to nominate one director at each subsequent shareholder meeting until the earlier to occur of (i) February 26, 2024 or (ii) KLIM affiliated funds ceasing to hold at least 50% of the original principal amount of the term loans and commitments under the Term Loan Credit Agreement. Until KLIM affiliated funds cease to hold at least 50% of the original principal amount of the term loans and commitments under the Term Loan Credit Agreement, at any time that KLIM’s designated director is not serving on the Board, KLIM will have the right to designate a non-voting observer to the Board.

Mr. Golisano is a nominee designated in connection with the Series C Preferred Stock Purchase Agreement (the Series C Purchase Agreement) dated as of February 26, 2021, between the Company and GO EK Ventures IV, LLC (GO EK Ventures), whereby GO EK Ventures has the contractual right to nominate one director to the Board. This nomination right expires on February 26, 2024. Following February 26, 2024, if dividends on the Series C preferred stock are in arrears for six or more consecutive or non-consecutive dividend periods, GO EK Ventures will be entitled to nominate one director at the next annual shareholder meeting and all subsequent shareholder meetings until all accumulated dividends on such Series C preferred stock have been paid in full in the form of additional shares of Series C preferred stock or the liquidation preference has been increased by the amount of any unpaid dividends, at which time any such director serving on the Board shall resign. The foregoing nomination rights will automatically terminate upon GO EK Ventures ceasing to directly or indirectly hold at least a majority of the shares of the Series C preferred stock purchased or the common stock received upon the conversion of such shares. Such nomination rights are exclusive to GO EK Ventures and do not transfer with the Series C preferred stock.

If elected, all of the nominees for director will serve a one year term or until their successors are duly elected and qualified. Information about the director nominees is provided in the section entitled “Board of Directors and Corporate Governance” in this Proxy Statement. If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, the shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or elect a new director to fill the vacancy.

Director nominees are elected by a majority of votes cast. Each director nominee who receives more “FOR” than “AGAINST” votes cast for his or her election will be elected. If a director nominee receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election, the Board will decide whether to accept the irrevocable letter of resignation the nominee submitted as a condition of being nominated to the Board in accordance with our Majority Vote Policy.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

DIRECTOR NOMINEES

The Compensation, Nominating and Governance Committee and the Board seek to ensure that the Board is composed of members who bring an appropriate mix of skills and experience across a variety of disciplines, including strategic planning, organizational management, technology, corporate finance, mergers and acquisitions, marketing, digital technologies, public policy, economics, executive compensation, risk management, international operations, corporate governance and internal controls, each of which is an important area of responsibility for the Board and its committees.

The Board and the Compensation, Nominating and Governance Committee believe that each of the director nominees possesses important experience and skills that provide the Board with an optimal balance of leadership, competencies and qualifications in areas that are important to our company. Each of our director nominees has high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of our shareholders.

In addition to the biographical information in each director nominee’s profile below, the Board and the Compensation, Nominating and Governance Committee considered the listed Key Experience, Skills and other Qualifications in its evaluation and determination to nominate each director for re-election.

JAMES V. CONTINENZA	Director since April 2013, Chairman since September 2013,
Executive Chairman since February 2019, and Chief Executive Officer since July 2020

James V. Continenza, age 59, leads the transformation of Kodak as Executive Chairman and Chief Executive Officer. He was appointed by the Board as Executive Chairman in February 2019 and as Chief Executive Officer in July 2020. Mr. Continenza joined the Board of Kodak in April 2013 and became Chairman of the Board in September 2013. From September 2012 through June 2021, Mr. Continenza served as the Chairman and Chief Executive Officer of Vivial Inc., a privately held marketing technology and communications company. He has also held leadership roles at STi Prepaid, LLC, a telecommunications company; Anchor Glass Container Corp., a leading manufacturer of glass containers; Teligent, Inc., a provider of communications services including voice, data, and internet access; Lucent Technologies Product Finance, a global leader in telecom equipment; and AT&T Inc., a telecommunications company.

In addition to his management experience, Mr. Continenza currently serves on the board of directors of Cenveo Corporation, an industry leader in transformative publishing solutions. He has also served on the boards of directors of Datasite LLC (formerly known as Merrill Corporation), NII Holdings, Inc., Tembec, Inc. and Neff Corporation. He also serves or has served on the boards of a number of private companies.

Key Experience, Skills and other Qualifications:

Mr. Continenza brings a proven track record of guiding leading technology companies through transformations. Mr. Continenza has extensive experience in the management and governance of a wide range of companies, including technology companies, with a particular focus on companies that have undergone significant corporate restructuring. He brings to the Board valuable expertise in technology, marketing, operations, strategic planning, mergers and acquisitions, and executive compensation. In addition, Mr. Continenza brings corporate governance and risk management expertise to the Board through his past and current executive positions and service as a board member of diverse companies.

B. THOMAS GOLISANO	Director since May 2021

B. Thomas Golisano, age 80, founded Paychex, Inc. (Nasdaq: PAYX), a provider of human resource, payroll, and benefits outsourcing services for small- to medium-sized businesses, in 1971 and serves as its Chairman of the Board. He served as President and Chief Executive Officer of Paychex, Inc. until October 2004. Mr. Golisano also serves on the boards of Cognivue, Inc., Greenlight Networks, Inc. and Twinlab Consolidated Holdings, Inc. Mr. Golisano serves, and has served, as a director of numerous other non-profit organizations and private companies. He is the founder and member of the board of trustees of the B. Thomas Golisano Foundation.

Key Experience, Skills and other Qualifications:

Mr. Golisano brings to the Board substantial executive leadership experience, including as the founder and chair of a large public company.

PHILIPPE D. KATZ	Director since February 2019

Philippe D. Katz, age 60, has been a partner of the private investment firm United Equities Commodities Company since February 1995. Mr. Katz has been a director and officer of Momar Corp., a private investment firm, since May 2010, a partner of

Marneu Holding Company, a privately held investment company, since February 2007, and a director and officer of 111 John Realty Corp., a property management company, since December 1995. In addition, Mr. Katz is a managing member of K.F. Investors LLC, a privately held investment company, a position he has held since March 2007. Mr. Katz has served on the board of directors of Berkshire Bancorp, Inc. since June 2013. Mr. Katz served as an observer to our Board from September 2013 to February 2019.

Key Experience, Skills and other Qualifications:

Mr. Katz has extensive experience in investing, finance and corporate strategy. Mr. Katz brings to the Board knowledge of capital markets, risk management and corporate finance, all of which are considered important to our business.

KATHLEEN B. LYNCH	Director since May 2021

Kathleen B. Lynch, age 56, served as the Chief Operating Officer and Group Managing Director of UBS Wealth Management Americas and UBS Americas Holding LLC, an intermediate holding company for the U.S. based subsidiaries of UBS Group AG, a global wealth manager and financial services firm, from February 2013 until May 2018. Prior to that she served twenty-five years at Merrill Lynch/Bank of America in a variety of leadership positions in global markets and investment banking and global research. Ms. Lynch has served on the board of directors of UBS Americas Holding LLC since July 2016, where she serves on the audit & finance committee and risk committee. From April 2017 until March 2022, Ms. Lynch served on the board of directors of Depository Trust & Clearing Corporation (DTCC), the premier post-trade market infrastructure for the world’s financial markets.

Key Experience, Skills and other Qualifications:

In addition to governance and board service as a skill set, Ms. Lynch brings to the Board extensive skills, leadership and deep expertise in strategy execution and development, risk and talent management and regulatory matters. Her leadership experience is across a diverse set of businesses including wealth management, operations, technology and global markets. She has held global, regional, and business responsibilities throughout her career, overseeing major transformation initiatives, business integration efforts and implementation of digital strategy and platforms. She brings a strong focus on the full spectrum of all risk types in crisis management.

JASON NEW	Director since September 2013

Jason New, age 53, is the Co-Founder and Managing Partner of NovaWulf Digital Management, LP, an investment fund formed in 2021. Previously, Mr. New served as Co-CEO of Onex Credit, the credit investing arm of Onex Corporation (Onex) from April 2020 to December 2021. Prior to joining Onex, Mr. New was the Senior Managing Director of The Blackstone Group L.P., a global investment and advisory firm, and the Head of Special Situation Investing for GSO Capital Partners LP (GSO), a credit-oriented alternative asset manager, having served in such positions from 2005 until December 2019. Mr. New joined The Blackstone Group L.P. in 2008 in connection with its acquisition of GSO. Before joining GSO in 2005, Mr. New was a senior member of Credit Suisse’s distressed finance group. Mr. New joined Credit Suisse in 2000 when it acquired Donaldson, Lufkin & Jenrette (DLJ), where he was a member of DLJ’s restructuring group. Prior to joining DLJ in 1999, he was an associate with the law firm Sidley Austin LLP, where he practiced in the firm’s corporate reorganization group.

Mr. New has served on the board of directors of TeraWulf Inc. (Nasdaq: WULF), a digital asset technology company with a core business of sustainable bitcoin mining since December 2021. He also has served on the board of directors of MPM Holdings Inc. from October 2014 to August 2016, Cheniere Energy, Inc. from August 2008 to December 2010 and Global Aviation Holdings Inc. from September 2009 to January 2012.

Key Experience, Skills and other Qualifications:

Mr. New has significant expertise in investment strategies and opportunities, with a particular focus on companies that have experienced distressed economic conditions or are in various stages of restructuring. He brings to the Board skills in developing creative financial solutions and strategies, which are critical to our ability to sustain growth and profitability as a manufacturing company in a competitive environment. Mr. New is highly experienced in complex financial and investment transactions. He also has a legal background, which is useful in the governance and risk management issues facing our company.

DARREN L. RICHMAN	Director since April 2021

Darren L. Richman, age 50, is the Co-Founder and a Managing Member of Kennedy Lewis Investment Management LLC (KLIM), an investment adviser, and a Managing Member of funds managed by KLIM, having served in those positions since November 2017. Mr. Richman was a Senior Managing Director with Blackstone from 2006 to 2016 where he focused on special situation and opportunistic investments, and he sat on the Investment Committee for GSO Capital Partner’s opportunistic credit funds and special situation funds. Before joining GSO Capital Partners, Mr. Richman worked at DiMaio Ahmad Capital, where he was a Founding Member and the Co-Head of its Investment Research Team, from 2003 to 2006. Prior to joining DiMaio Ahmad, Mr. Richman was a Vice President and Senior Special Situations Analyst at Goldman Sachs, from 1999 to 2003. Mr. Richman began his career with Deloitte & Touche, ultimately serving as a Manager in the firm’s Mergers and Acquisitions Services Group, from 1994 to 1999. He was formerly a Certified Public Accountant and a Member of the American Institute of Certified Public Accountants. Since October 2020, Mr. Richman has served on the board of directors of F45 Training Holdings Inc. (NYSE:FXLV), a fitness franchisor focused on creating a leading global fitness training and lifestyle brand. Mr. Richman also currently serves on the board of directors of Outward Bound USA and previously sat on the board of directors of Vemo Education, Inc., Sorenson Communications, Seneca Mortgage and Warrior Coal. He is a member of the Economic Club of New York and formerly served on its strategic planning committee.

Key Experience, Skills and other Qualifications:

Mr. Richman brings to the Board valuable financial and special situation experience. His knowledge, expertise and experience, especially with respect to special situation and opportunistic investments, are attributes the Board considers valuable.

MICHAEL E. SILECK, JR.	Director since May 2021

Michael E. Sileck, Jr., age 61, has served as the President since March 2020 and is an owner of SeaAgri Solutions, LLC, a global manufacturer and distributor of proprietary ocean minerals for the agricultural and human consumption markets. Mr. Sileck was the Chief Operating Officer and Chief Financial Officer of World Wrestling Entertainment from June 2005 to December 2008 and previously served as the Chief Financial Officer of Monster Worldwide from March 2002 to March 2005 and Interactive Corp from September 1999 to February 2002. Mr. Sileck has served on the boards of directors of numerous public and private companies.

Key Experience, Skills and other Qualifications:

Mr. Sileck brings to the Board expertise in value creation, strategic transformation, and financial and operational leadership. Mr. Sileck is an operationally oriented executive with extensive C-suite experience within large public and smaller private companies. Mr. Sileck brings to the Board over 20 years of financial and operational leadership experience.

DIRECTOR INDEPENDENCE

The Board has determined that each of the following directors has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent under our Director Independence Standards and the independence standards of the New York Stock Exchange (NYSE): B. Thomas Golisano, Philippe D. Katz, Kathleen B. Lynch, Jason New, Darren L. Richman, and Michael E. Sileck, Jr. In determining the independence of the non-management directors, the Board considered the relationships of Mr. Katz, as an affiliate of entities that are beneficial owners of our common stock, the relationships of Messrs. Golisano and Richman described in “Interested Transactions”, and payroll and benefits services provided to the Company by Paychex, Inc. of which Mr. Golisano is Chairman of the Board and a greater than 10% beneficial owner, and determined that these relationships do not preclude independence from management.

The Board has adopted Director Independence Standards for use in determining whether a director is independent. The Director Independence Standards are consistent with NYSE independence standards. The Board also uses the NYSE independence standards in determining whether members of specific committees are independent. The Director Independence Standards are part of our Corporate Governance Guidelines, which are posted on our website at http://investor.kodak.com/supporting.cfm.

BOARD LEADERSHIP STRUCTURE

The Board recognizes that one of its key responsibilities is to determine the most appropriate leadership structure for our company and to provide independent oversight of management. James V. Continenza serves as our Executive Chairman and Chief Executive Officer. The Board believes that it is appropriate to have the same person perform the roles of Chairman and Chief Executive Officer in order to best oversee our company and management and provide a unified structure ensuring strong and consistent leadership. The Company does not have a lead independent director. Instead, in accordance with NYSE listing standards and our Corporate Governance Guidelines, our independent directors are required to meet in executive session without management and, at each such session, an independent director chosen by the independent directors will preside at such executive session.

COMMITTEES OF THE BOARD

The Board has two standing committees including an Audit and Finance Committee and the Compensation, Nominating and Governance Committee. We describe below the composition and functions of each of our standing committees.

Board Committee Membership

Director Name	Audit and Finance Committee	Compensation, Nominating and Governance Committee
B. Thomas Golisano		Member
Philippe D. Katz		Chair
Kathleen B. Lynch	Chair
Jason New		Member
Darren L. Richman	Member
Michael E. Sileck, Jr.	Member
Total Meetings in 2021	5	6

Audit and Finance Committee

The current members of the Audit and Finance Committee are Ms. Lynch (Chair) and Messrs. Richman and Sileck. The Audit and Finance Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that all members of the Audit and Finance Committee are independent and financially literate under NYSE listing standards. The Board has also determined that Mr. Sileck possesses the qualifications of an “audit committee financial expert,” as defined by SEC rules.

The Audit and Finance Committee assists the Board in overseeing and making recommendations to the Board on such matters as: the integrity of our financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s selection, compensation, retention, performance and evaluation, including assessing the firm’s qualifications and independence; our systems of disclosure controls and procedures and internal controls over financial reporting; and the performance of our internal audit function. The Audit and Finance Committee charter is posted on our website at http://investor.kodak.com/supporting.cfm.

Compensation, Nominating and Governance Committee

The current members of the Compensation, Nominating and Governance Committee are Messrs. Golisano, Katz (Chair) and New, each of whom the Board has determined is independent under NYSE listing standards. The Compensation, Nominating and Governance Committee is responsible for the dual roles of overseeing (a) our corporate governance matters and the nomination of director candidates to the board of directors and (b) our compensation program and responsibilities. The Compensation, Nominating and Governance Committee charter is posted on our website at http://investor.kodak.com/supporting.cfm.

With respect to its compensation functions, the Compensation, Nominating and Governance Committee assists the Board in fulfilling its responsibilities in connection with the compensation of our Chief Executive Officer and Section 16 Executive Officers as defined under Section 16 of the Exchange Act (a Section 16 Executive Officer), including our named executive officers. The Compensation, Nominating and Governance Committee also reviews and makes recommendations to the Board from time to time regarding compensation of directors.

The Compensation, Nominating and Governance Committee may engage compensation consultants at the Company’s expense. In 2021, the Compensation, Nominating and Governance Committee engaged Lyons, Benenson & Company, Inc. to provide the Committee with guidance regarding the compensation of our Section 16 Executive Officers, including our Executive Chairman and Chief Executive Officer, and to provide recommendations regarding director compensation.

In accordance with its charter, the Compensation, Nominating and Governance Committee may delegate authority to one or more subcommittees or management as it deems fit. The Compensation, Nominating and Governance Committee has delegated limited authority to our Vice President, Human Resources to assist in the administration of executive compensation and equity-based compensation plans. Except as a plan may otherwise provide, the Compensation, Nominating and Governance Committee has authorized the Vice President, Human Resources to amend any executive compensation or equity-based compensation plan in which our named executive officers participate, other than to materially increase the benefits accruing to a participant under the plan, increase the number of shares available for issuance under the plan or substantially modify the requirements as to eligibility for participation under the plans. In addition, the Vice President, Human Resources is authorized to amend any award agreement and related documents under the plans, other than to increase the benefits accruing to a participant.

With respect to its governance and nominating functions, some of the primary duties of the Compensation, Nominating and Governance Committee are to oversee our corporate governance structure, which includes the development of our Corporate Governance Guidelines, recommend individuals to the Board for nomination as members of the Board and its committees, determine director independence, lead the Board in its periodic review of Board performance and review “Interested Transactions” in accordance with our Related Party Transactions Policy and Procedures.

CORPORATE GOVERNANCE OVERVIEW

Ethical business conduct and good corporate governance are well-established practices at Kodak. We practice good corporate governance and believe it to be a prerequisite to delivering sustained, long-term value to our shareholders. We monitor developments in the area of corporate governance to maintain and implement sound practices. Strong corporate governance is an important goal of our Board.

Our Corporate Governance Guidelines reflect the principles by which our Board operates. From time to time, the Board reviews and revises our Corporate Governance Guidelines in response to regulatory requirements and evolving market practices. Our Corporate Governance Guidelines are posted on our website at http://investor.kodak.com/supporting.cfm.

BUSINESS CONDUCT GUIDE AND DIRECTORS’ CODE OF CONDUCT

Our reputation and our brand have been built by more than a century of ethical business conduct. All of our employees, including the Executive Chairman and Chief Executive Officer, the Chief Financial Officer, the Controller, all other senior financial officers and all other Section 16 Executive Officers, are required to comply with our code of conduct, the “Business Conduct Guide.” We also have a Directors’ Code of Conduct. Our Business Conduct Guide and our Directors’ Code of Conduct are posted on our website at http://investor.kodak.com/supporting.cfm.

GOVERNANCE PRACTICES

Meeting Attendance

Our Board has a Director Attendance Policy that is part of our Corporate Governance Guidelines, which is posted on our website at http://investor.kodak.com/supporting.cfm. Under this policy, all of our directors are strongly encouraged to attend all Board meetings and our annual meeting of shareholders. In 2021, the Board held a total of 12 meetings. Each continuing director attended more than 75% of the meetings of the Board and committees of the Board on which the director served. All of our then serving directors attended the annual meeting of shareholders held on May 19, 2021.

Executive Sessions

Each executive session of our non-management directors is chaired by an independent director, chosen by the independent directors to preside at such executive session.

Communications with Our Board

Shareholders and interested parties who wish to communicate with the Board, the independent directors as a group or an individual director, may send an e-mail to our Executive Chairman at chairman@kodak.com or may send a letter to our Executive Chairman or to the independent director(s) c/o Secretary, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0224. Communications received will be forwarded to the Board, the independent directors as a group or the individual director as directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Executive Chairman and the directors have authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Consideration of Director Candidates

The Compensation, Nominating and Governance Committee will consider nominations for director candidates recommended by its members, other Board members, management, shareholders and the search firms as it may retain. The Compensation, Nominating and Governance Committee reviews all potential candidates under our Director Selection Process and Qualification Standards described below.

Shareholders wishing to recommend candidates for consideration by the Board may do so by providing the following information, in writing, to the Compensation, Nominating and Governance Committee of the Board, c/o Secretary, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0224: 1) the name, address and telephone number of the shareholder making the request; 2) the number of shares owned, and, if such person is not a shareholder of record or if such shares are held by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; 3) the full name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; 4) a signed acknowledgement by the individual being recommended that he or she has consented to: a) serve as director if elected and b) the Company undertaking an inquiry into that individual’s background, experience and qualifications; 5) the disclosure of any relationship of the individual being recommended with the Company, whether direct or indirect; and 6) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at the next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder).

Director Selection Process and Qualification Standards

The Compensation, Nominating and Governance Committee is responsible for identifying, screening and recommending candidates for Board membership. When reviewing a potential candidate for the Board, the Compensation, Nominating and Governance Committee looks to whether the candidate possesses the necessary qualifications to serve as a director. To assist it in these determinations, the Compensation, Nominating and Governance Committee has adopted Director Qualification Standards and a Director Selection Process, which are posted as part of our Corporate Governance Guidelines on our website at http://investor.kodak.com/supporting.cfm.

The Director Qualification Standards specify that, in addition to any other factors described in the Company’s Corporate Governance Guidelines, the Board should at a minimum consider the following factors, as more fully described in our Director Qualification Standards, in the nomination or appointment of members of the Board: integrity, reputation, judgment, knowledge, experience, maturity, commitment, skills, track record, diversity (including with respect to gender, race, ethnicity and sexual orientation), age, independence and ownership stake. The Compensation, Nominating and Governance Committee, in accordance with its Director Selection Process, will then consider the candidate’s qualifications in light of the needs of the Board and our company at that time, given the then-current mix of director attributes and the Board’s projected strengths and future needs. Based on the Compensation, Nominating and Governance Committee’s results of the assessment of Board needs, they may develop a target candidate profile. As provided in our Corporate Governance Guidelines, the Compensation, Nominating and Governance Committee seeks to create a multi-disciplinary Board that, as a whole, is strong in both its knowledge and experience. The Compensation, Nominating and Governance Committee may use the services of a third-party executive search firm, as well as the personal network of the Board and senior management, and may consider any previously recommended nominees when identifying and evaluating possible nominees for director. A list of preferred candidates is developed and presented to the full Board, including the Executive Chairman, for review and input. Interest on the part of the potential candidate is gauged and an interview and reference check are performed. The full Board makes a determination with respect to the candidate. Candidates that are successfully elected to the Board participate in orientation sessions to familiarize them with our business. The Board has a mandatory retirement age of 72, unless an extension is approved by the Board, but in no event above age 75; however, this requirement does not apply to candidates nominated pursuant to contractual nomination rights.

Although the Compensation, Nominating and Governance Committee does not have a formal policy regarding the consideration of diversity in the selection of candidates, the Compensation, Nominating and Governance Committee considers diversity when evaluating possible nominees under our Director Qualification Standards, which provide that the Board should be a diverse body, with diversity reflecting gender, ethnic background, race, sexual orientation, country of citizenship and professional experience. In addition, the Compensation, Nominating and Governance Committee and the Board periodically evaluates diversity as part of their self-evaluation processes.

Strategic Role of the Board

The Board plays a key role in developing, reviewing and overseeing the execution of our business strategy. The Board receives progress reports from management throughout the year on the implementation of the strategic plan, including business segment performance and strategy reviews for each of our key businesses, product line reviews and presentations regarding research and development initiatives and our intellectual property portfolio.

Succession Planning

The entire Board reviews our succession plans for our Executive Chairman and Chief Executive Officer and other key senior management positions and oversees our activities in the areas of leadership and executive development. To assist the Board, management periodically reports to the Board on succession planning to ensure that it is a continuous and ongoing effort.

Majority Voting for Directors

Our By-laws provide for majority voting in uncontested director elections.

We also maintain a Majority Vote Policy that requires a director nominee, in connection with his or her nomination to the Board, to submit a resignation letter in which the director nominee irrevocably elects to resign if he or she fails to receive the required majority vote in the next election and the Board accepts the resignation. The policy requires the Board to nominate for election or re-election as a director only those candidates who agree to execute such a letter upon his or her nomination. The Majority Vote Policy is posted on our website at http://investor.kodak.com/supporting.cfm.

If a director nominee fails to receive a majority vote in an uncontested election, the Majority Vote Policy provides that the Compensation, Nominating and Governance Committee will consider the resignation letter and recommend to the Board whether to accept it. The Compensation, Nominating and Governance Committee, in making its recommendation to the Board, and the Board, in reaching its decision, may consider relevant factors, including any stated reason why shareholders voted against the election of the director, the director’s qualifications, the director’s past and expected future contributions to us, the overall composition of the Board and whether accepting the resignation letter would cause us to fail to comply with any applicable rule, such as the NYSE’s listing standards.

The policy provides that the Board will act on the Compensation, Nominating and Governance Committee’s recommendation and publicly disclose its decision whether to accept the director’s letter of resignation within 90 days following the certification of the shareholder vote. If the letter of resignation is not accepted by the Board within this 90-day period, the resignation will not be effective until the next annual meeting.

All seven director nominees standing for election at the Annual Meeting have submitted an irrevocable letter of resignation as a condition of nomination pursuant to the Majority Vote Policy.

Anti-Hedging and Pledging Policy

Our Anti-Hedging and Pledging Policy prohibits our directors and executive officers from engaging, directly or indirectly, in any transactions that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of our equity securities. In addition, the policy prohibits directors and executive officers from purchasing our equity securities on margin, borrowing against our securities on margin or pledging our equity securities as collateral for a loan. The Anti-Hedging and Pledging Policy is posted on our website at http://investor.kodak.com/supporting.cfm.

Risk Management

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of our objectives, including strategic objectives, to improve long-term performance and enhance shareholder value. A fundamental part of risk management is not only identifying and prioritizing the risks we face and monitoring the steps management is taking to manage those risks, but also determining the level of risk that is appropriate for us. As an integral part of its review and approval of our strategic plan, the Board considers the appropriate level of risk that is acceptable. Through this process, the Board assesses risk throughout the Company, focusing on four primary risk categories: strategic, operational (including with respect to cybersecurity), legal/compliance and financial reporting. The Audit and Finance Committee is responsible for reviewing the results of our enterprise risk assessment on an annual basis. The Board also receives reports on management’s progress in mitigating key risks.

The Board has delegated to its committees responsibility for the oversight of risk management in specific risk areas. For example, the committees of the Board oversee:

●	Risk management relating to our financial reporting (including internal controls).

●	Risk management relating to our compensation programs and awards.

●	Risk management relating to our capital structure.

●	Risk management relating to our insurance and pension programs.

●	Risk management relating to cybersecurity.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

Management is responsible for our internal control over financial reporting, disclosure controls and procedures, and preparation of our consolidated financial statements. Our independent registered public accounting firm (independent accountants) for 2021, Ernst & Young LLP, was responsible for performing an independent audit of the consolidated financial statements and of our internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and for issuing a report of the results. As outlined in its charter, the Audit and Finance Committee is responsible for overseeing these processes.

The Audit and Finance Committee met and held discussions with management and the independent accountants on a regular basis. The Audit and Finance Committee reviewed and discussed the audited consolidated financial statements and significant accounting matters with management and the independent accountants.

The Audit and Finance Committee discussed with the independent accountants the matters required to be discussed under auditing standards established from time to time by the PCAOB and by the rules of the Securities and Exchange Commission. The Audit and Finance Committee has received from the independent accountants the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit and Finance Committee concerning independence. The Audit and Finance Committee discussed with the independent accountants their independence.

The Audit and Finance Committee discussed with the director of internal audit and independent accountants the plans for their audits. The Audit and Finance Committee met with the director of internal audit and independent accountants, with and without management present. Based on these reviews, discussions and reports, the Audit and Finance Committee recommended that the Board approve the audited financial statements for inclusion in our Annual Report on Form 10-K for the year ended December 31, 2021, and the Board accepted the Audit and Finance Committee’s recommendation.

Kathleen B. Lynch, Chair
Darren L. Richman
Michael E. Sileck, Jr.

EXECUTIVE COMPENSATION

We are eligible to rely on the scaled disclosure requirements under Item 402 (m) through (q) of Regulation S-K in this proxy statement. The following tables and related narrative contain information regarding the compensation paid to our named executive officers for our two most recently completed fiscal years, which ended on December 31, 2021 and December 31, 2020.

Our named executive officers for 2021 are as follows:

James V. Continenza – Executive Chairman and Chief Executive Officer

David E. Bullwinkle – Chief Financial Officer, President, Eastman Business Park, and Senior Vice President

John O’Grady – Senior Vice President, Print and Vice President.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Comp. ($)	All Other Comp. ($)(4)	Total ($)
J.V. Continenza Executive Chairman and Chief Executive Officer	2021	986,934	0	5,000,000	0	0	28,833	6,015,767
	2020	824,040	0	0	11,112,869	0	0	11,936,909
D.E. Bullwinkle Chief Financial Officer, President, Eastman Business Park and Senior Vice President	2021	453,990	0	0	0	0	0	453,990
	2020	379,059	0	0	322,267	0	0	701,326
J. O’Grady Senior Vice President, Print and Vice President	2021	414,513	0	0	0	0	0	414,513
	2020	346,098	0	0	0	0	0	346,098
(1)	This column reports the base salary paid to each of our named executive officers during each year reported. The base salary paid to our named executive officers during 2021 is described under “Base Salary” below.
(2)	This column reports the aggregate grant date fair value (as calculated for financial reporting purposes), without any reduction for risk of forfeiture, for all restricted stock units (RSUs) granted during each year reported. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718. The terms of the RSUs are described under “Long-Term Incentive Compensation” below.
(3)	This column reports the aggregate grant date fair value (as calculated for financial reporting purposes), without any reduction for risk of forfeiture, for all stock option awards granted during each year reported. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718.
(4)	For 2021, we paid $28,833 in legal fees on behalf of Mr. Continenza pursuant to his employment agreement for legal fees incurred by him in connection with the negotiation of such agreement.

NARRATIVE TO SUMMARY COMPENSATION TABLE

Base Salary

We paid Messrs. Continenza and Bullwinkle base salaries by reference to their employment agreements as discussed below under “Employment Agreements”.

We have paid Mr. O’Grady an annual base salary of $420,000 since April 24, 2018.

In response to the COVID-19 pandemic, we temporarily reduced the base salaries of each of our named executive officers by 25%, effective from April 13, 2020 through January 4, 2021. During this period, Mr. Continenza’s annual salary was reduced from $1,000,000 to $750,000, Mr. Bullwinkle’s annual salary was reduced from $460,000 to $345,000 and Mr. O’Grady’s annual salary was reduced from $420,000 to $315,000.

Long-Term Incentive Compensation

In connection with the entry into his employment agreement, on February 26, 2021, we granted Mr. Continenza 200,000 fully vested restricted stock units (RSUs) and 300,000 RSUs that vest in three equal installments on the first three anniversaries of the grant date, subject to continued employment through each applicable vesting date. Mr. Continenza has not exercised any options granted to him by the Company and, while certain shares have been withheld by the Company to satisfy withholding obligations upon the vesting of RSUs, Mr. Continenza has not sold any shares of the Company received by him as compensation or otherwise acquired by him.

Non-Equity Incentive Compensation

For 2021, the annual incentive plan, known as Executive Compensation for Excellence and Leadership (EXCEL), was suspended, and none of the named executive officers received an EXCEL payment or other cash bonus.

Employment Agreements

James V. Continenza

On February 26, 2021, we entered into a new employment agreement with Mr. Continenza, which has an initial three-year term. The new employment agreement replaced in its entirety Mr. Continenza’s prior employment agreement which was effective February 20, 2019.

The employment agreement provides Mr. Continenza the following:

●	An annual base salary of $1 million;
●	Participation in our annual incentive plan, with an annual target opportunity of 100% of base salary, predicated on the achievement of yearly targeted free cash flow;
●	Annual grants of 300,000 RSUs that vest in three equal installments on the first three anniversaries of the applicable grant date, subject to continued employment through each applicable vesting date; and
●	Participation in all benefit plans, policies and arrangements that are provided to employees generally.

The employment agreement further provides that if Mr. Continenza’s employment is terminated by us without cause or by him for good reason, he would be eligible to receive (less any applicable withholding and deduction):

●	an amount equal to two years of salary plus two years of annual incentive awards;
●	an amount equal to earned but unpaid annual incentive awards for the fiscal year ending immediately prior to the year in which his employment was terminated;
●	an amount equal to the annual incentive award in respect of the fiscal year in which his termination of employment occurs, pro-rated based upon the number of days from the beginning of such fiscal year through the date of termination of employment;
●	accelerated vesting of the next tranche of outstanding unvested RSUs that would have vested but for the termination of his employment; and
●	continued participation in all health, medical and dental plans and programs maintained by the Company for 24 months and payment of all required contributions to maintain such coverage.

Mr. Continenza’s employment agreement contains notice and negotiation provisions the result of which, may result in the Term being automatically renewed for successive three-year periods. During any renewal periods, if applicable, the terms of Mr. Continenza’s employment will remain the same except that his annual grant of RSUs, instead of being a fixed number of

300,000 RSUs, will be equal to $3,000,000 divided by the volume-weighted average price per share of common stock of the Company, par value $.01 per share, for the twenty (20) trading days prior to the date of grant.

The employment agreement provides that in the event that Mr. Continenza’s employment is terminated due to his disability or death, he or his estate, as applicable, will be eligible to receive (less applicable withholding) his accrued compensation, earned but unpaid annual incentive awards for the fiscal year ending immediately prior to the year of the termination, an amount equal to the annual incentive award in respect of the fiscal year in which the termination occurs, pro-rated based upon the number of days from the beginning of such fiscal year through the date of termination, and accelerated vesting of the next tranche of unvested RSUs. All unvested portions of remaining RSUs would be forfeited.

Eligibility to receive the post-termination benefits in connection with termination without cause or with good reason beyond accrued compensation and benefits is subject to execution of a severance agreement including (1) a general release and covenant not to sue in favor of us and (2) non-solicitation provisions.

Mr. Continenza’s employment agreement also provides that Mr. Continenza will not have the right to exercise any stock options granted to him pursuant to the terms of any award granted to him in February 2019 or July 2020 to the extent that, after giving effect to the issuance of the common stock resulting from such exercise, Mr. Continenza (together with his affiliates and any person acting as a group), would beneficially own more than 4.99% of the then issued and outstanding shares of common stock.

David E. Bullwinkle

We employ Mr. Bullwinkle under an employment agreement effective July 1, 2016 with no scheduled term ending date. Under this employment agreement, Mr. Bullwinkle is eligible for the following:

●	An annual base salary of $400,000, which was increased to $460,000 effective November 12, 2018;
●	Participation in our EXCEL Plan with an annual target opportunity of 65% of base salary and a maximum of 200% of target; and
●	Participation in all benefit plans, policies and arrangements that are provided to employees generally.

The employment agreement provides that if Mr. Bullwinkle’s employment is terminated by us without cause or by him with good reason, he will be eligible to receive (less applicable withholding):

●	An amount equal to his annual base salary;
●	Continued vesting of his equity grants in accordance with the terms of such awards; and
●	Eligibility for an EXCEL award for the fiscal year in which the termination occurs, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

The employment agreement provides that in the event that Mr. Bullwinkle’s employment is terminated due to his disability or death, he or his estate, as applicable, will be eligible to receive (less applicable withholding) continued vesting of his equity awards in accordance with the terms of such awards and a pro rata EXCEL award, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Eligibility to receive the severance benefits payable in connection with termination without cause or with good reason is subject to (1) execution of a general release and covenant not to sue in favor of us; and (2) compliance with a non-compete agreement after termination of employment.

John O’Grady

Mr. O’Grady’s employment with the Company terminated effective April 1, 2022. We did not have a written employment agreement with Mr. O’Grady. In 2021, Mr. O’Grady was eligible for the following:

●	An annual base salary of $420,000;
●	Participation in our EXCEL plan with an annual target opportunity of 50% of base salary, this was increased to 70% effective April 24, 2018, and a maximum of 200% of target; and
●	Participation in all benefit plans, policies and arrangements that are provided to employees generally.

Mr. O’Grady was eligible to participate in our Officer Severance Policy. If Mr. O’Grady’s employment had been terminated by us without cause or by him with good reason, the Officer Severance Policy would have entitled him to (less applicable withholding):

●	An amount equal to 100% of his total target cash compensation;
●	Modified accelerated vesting of his equity grants in accordance with the terms of such awards; and

●	Eligibility for an EXCEL award for the fiscal year in which the termination occurs, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

In the event that Mr. O’Grady’s employment were terminated due to his disability or death, he or his estate, as applicable, would have been eligible to receive (less applicable withholding) continued vesting of his equity awards in accordance with the terms of such awards and a pro rata EXCEL award, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Eligibility to receive the severance benefits payable in connection with termination without cause or with good reason was subject to (1) execution of a general release and covenant not to sue in favor of us; and (2) compliance with a non-compete and non-solicitation agreement after termination of employment.

In connection with his termination of employment, Mr. O’Grady waived his right to receive payments under our Officer Severance Policy and instead entered into a severance arrangement with us that provides for him to receive 25 weeks’ pay at his current base salary level and a lump sum payment equal to 12 months’ COBRA premiums for him and his eligible dependents. The payments are subject to (1) execution of a general release and covenant not to sue in favor of us; and (2) compliance with a non-compete and non-solicitation agreement after termination of employment.

Tax-Qualified Retirement Plans

Employees’ Savings and Investment Plan (SIP)

We offer a tax-qualified 401(k) defined contribution plan known as the Employees’ Savings and Investment Plan (SIP) for all U.S. employees. Employer contributions to SIP were frozen as of January 1, 2015.

Kodak Retirement Income Plan (KRIP)

We fund a tax-qualified defined benefit pension plan known as the Kodak Retirement Income Plan (KRIP) for all U.S. employees. Under KRIP, a hypothetical account is established for each participating employee and, for every month the employee works, the employee’s account is credited with an amount equal to either 10% (non-exempt employees) or 9% (exempt employees) of the employee’s monthly pay (i.e., base salary and EXCEL awards, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays). In addition, the ongoing balance of the employee’s account earns interest at the 30-year Treasury bond rate. Employees’ rights are fully vested. Benefits are payable upon normal retirement (age 65), early retirement, termination or death. Participants may choose from among various forms of benefits such as a lump sum, a joint and survivor annuity and a straight life annuity.

Non-Qualified Deferred Compensation

Except for Mr. Continenza, none of our named executive officers have non-qualified deferred compensation.

Effective December 26, 2013, we adopted the Deferred Compensation Plan for Directors, which allows non-employee directors to defer some or all of their RSU awards into a phantom stock account. Mr. Continenza became ineligible when he was appointed as Executive Chairman and Chief Executive Officer.

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END TABLE (1)

The following table sets forth additional information concerning equity awards held by our named executive officers as of December 31, 2021.

			Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)	Market Value of Shares or Units of Stock Held that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
J.V. Continenza	981,707	(4)		3.03	02/19/2026
	298,780	(4)		4.53	02/19/2026
	298,780	(4)		6.03	02/19/2026
	170,733	(4)		12.00	02/19/2026
	1,150,000			3.03	02/19/2026
	350,000			4.53	02/19/2026
	350,000			6.03	02/19/2026
	200,000			12.00	02/19/2026
								300,000(5)	1,404,000
D.E. Bullwinkle	5,000	(6)	10,000	3.03	02/19/2026
	3,333	(6)	6,667	4.53	02/19/2026
	3,333	(6)	6,667	6.03	02/19/2026
	3,333	(6)	6,667	12.00	02/19/2026
	72,017	(7)		3.90	12/03/2025
	355,330			12.50	09/13/2024
	45,942			16.24	06/30/2023
	7,965			13.76	09/02/2022
J. O’Grady	25,218	(8)		13.76	09/02/2022
	29,712	(9)		15.58	09/02/2023
	39,247	(10)		15.20	11/14/2023
	51,441	(7)		3.90	12/03/2025
(1)	This table includes only those awards outstanding as of December 31, 2021.
(2)	This column represents outstanding awards of RSUs.
(3)	This column represents the market value of RSUs that have not vested, which was calculated using a stock value of $4.68 per share, which was the closing price of our common stock as of December 31, 2021, the last trading day of the year.
(4)	This stock option was granted on July 27, 2020 in four tranches with separate exercise prices. Pursuant to the terms of the award agreement, 471,405 shares (28.57% of each tranche) vested on the grant date, an additional 1,119,665 shares (67.86% of each tranche) vested on July 29, 2020 upon the conversion of 95% of our $100,000,000 of our outstanding Notes, and the remaining 58,930 shares (3.57% of each tranche) vested on September 30, 2020 upon the conversion of the remaining 5% of the Notes.
(5)	These RSUs were granted on February 26, 2021 and vest in three equal installments on February 26, 2022, February 26, 2023 and February 26, 2024.

(6)	This stock option was granted on July 27, 2020 in four tranches with separate exercise prices. This stock option vests in substantially equal installments on the first, second and third anniversaries of the grant date.
(7)	This stock option was granted on December 4, 2018 and vested in three substantially equal installments on September 3, 2019 and September 3, 2020 and September 3, 2021.
(8)	This stock option was granted on September 3, 2015 and vested in three substantially equal installments on September 3, 2016, September 3, 2017 and September 3, 2018.
(9)	This stock option was granted on September 3, 2016 and vested in three equal installments on September 3, 2017, September 3, 2018 and September 3, 2019.
(10)	This stock option was granted on November 15, 2016 and vested in three substantially equal installments on September 3, 2018, September 3, 2019 and September 3, 2020.

DIRECTOR COMPENSATION

Introduction

We compensate our directors through a combination of cash retainers and equity. We do not pay employee directors for Board service in addition to their regular employee compensation.

Director Compensation Schedule

For 2021, the Board approved changes to director compensation based on the recommendation of the Compensation, Nominating and Governance Committee and our compensation consultant as shown in the table below. The following table reflects the amounts to be earned or granted to our non-employee directors for a full year of service, subject to proration based on period of service.

Year	Cash Retainer ($))		Equity Award ($)
	Board	Committee Chair
2020	100,000	20,000	150,000
2021	90,000	20,000	100,000

The amounts shown in the schedule above and in the Director Compensation below do not reflect the value of awards actually realized by the directors in fiscal year 2021, because the Board upon the recommendation of the Compensation, Nominating and Governance Committee, adjusted the grant date and vesting schedule for the grants of directors’ equity awards to coincide with the annual meeting of shareholders and it used a reference price of $10 per share of common stock to determine the number of equity awards to grant, rather than the closing prices of our common stock on the applicable dates of grant.

For the period from January 1, 2021 to May 18, 2021, directors received a retainer that was paid in the form of vested RSUs.

On the date of the 2021 Annual Meeting, continuing and newly-elected directors received a cash retainer payable in quarterly installments and a grant of RSUs that vest on May 17, 2022. Directors were eligible to elect to receive RSAs that vest in quarterly installments in lieu of the cash retainer.

2021 Director Compensation Table

Our non-employee directors earned the following compensation in 2021:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(11)	Total ($)
Jeffrey D. Engelberg(2)	0	56,341	56,341
B. Thomas Golisano	55,980(3)	65,900	121,880
George Karfunkel(4)	0	56,341	56,341
Philippe D. Katz	68,420(5)	128,144	196,564
Kathleen B. Lynch(6)	68,420	65,900	134,320
Jason New	55,980(7)	122,241	178,221
William G. Parrett(8)	0	62,244	62,244
Darren L. Richman	55,980(9)	86,177	142,157
Michael E. Sileck Jr. (10)	55,980	65,900	121,880
(1)	The amounts reported in this column include director retainer fees earned and payable in cash and prorated for service from May 19, 2021 to December 31, 2021. The cash retainer for the period commencing on May 19, 2021 is payable quarterly on August 18, 2021, November 18, 2021, February 18, 2022 and May 18, 2022. Directors could elect to receive the cash retainer for the period commencing May 19, 2021 in RSAs that vest in substantially equal quarterly installments on the dates that the quarterly retainer is otherwise payable in cash. Directors who elected to receive equity awards in lieu of the cash retainers received a number of RSAs based on a reference price of $10.00 per share of common stock. However, the closing prices of our common stock on the applicable dates of grant were below $10.00 per share, so the grant date fair value of the equity awards received in lieu of cash was less than the dollar amounts shown in this column as noted in the footnotes below where applicable.
(2)	Mr. Engelberg ceased being a member of the Board effective May 19, 2021.
(3)	On May 19, 2021, Mr. Golisano received a grant of 9,000 RSAs, which he elected to receive in lieu of his cash retainer for the period from May 19, 2021 to May 18, 2022. The RSAs have a grant date fair value of $59,310 based on the closing price of our common stock on the date of grant ($6.59).
(4)	Mr. Karfunkel ceased being a member of the Board effective May 19, 2021.
(5)	On May 19, 2021, Mr. Katz received 11,000 RSAs, which he elected to receive in lieu of his cash retainer for the period from May 19, 2021 to May 18, 2022. The RSAs have a grant date fair value of $72,490 based on the closing price of our common stock on the date of grant ($6.59).
(6)	Ms. Lynch was elected to the Board on May 19, 2021.
(7)	On May 19, 2021, Mr. New received a grant of 9,000 RSAs, which he elected to receive in lieu of his cash retainer for the period from May 19, 2021 to May 18, 2022. The RSAs have a grant date fair value of $59,310 based on the closing price of our common stock on the date of grant ($6.59).
(8)	Mr. Parrett ceased being a member of the Board on May 19, 2021.
(9)	On May 19, 2021, Mr. Richman received a grant of 9,000 RSAs, which he elected to receive in lieu of his cash retainer for the period from May 19, 2021 to May 18, 2022. The RSAs have a grant date fair value of $59,310 based on the closing price of our common stock on the date of grant ($6.59).
(10)	Mr. Sileck was elected to the Board on May 19, 2021.
(11)	On March 31, 2021, the following directors received grants of vested RSUs for the period from January 1, 2021 to May 18, 2021: Messrs. Engelberg, Karfunkel and New each received 7,159 vested RSUs with a grant date fair value of $56,341; and Messrs. Katz and Parrett each received 7,909 vested RSUs with a grant date fair value of $62,244.
On April 1, 2021, Mr. Richman received a grant of 2,446 vested RSUs with a grant date fair value of $20,277 for the period from April 1, 2021 to May 18, 2021.
On May 19, 2021, Messrs. Golisano, Katz, New, Richman and Sileck and Ms. Lynch each received 10,000 RSUs with a fair market value of $65,900 that vest on May 17, 2022.

Aggregate Stock and Option Awards Outstanding at Fiscal Year End

Name	Stock Awards Unvested (#)	Stock Options Vested (#)
Jeffrey D. Engelberg	0	37,579
B. Thomas Golisano	14,500	0
George Karfunkel	0	37,579
Philippe Katz	10,000	45,185
Kathleen B. Lynch	10,000	0
Jason New	14,500	37,579
William G. Parrett	0	45,095
Darren L. Richman	14,500	0
Michael Sileck Jr.	10,000	0

Deferred Compensation

Effective December 26, 2013, we adopted the Deferred Compensation Plan for Directors, which allows non-employee directors to defer some or all of their Board Retainer and RSU awards into a phantom stock account.

Pursuant to this plan, Philippe Katz elected to defer 13,781 RSUs granted on March 31, 2021 and May 19, 2021.

Expense Reimbursement

We reimburse our directors for reasonable travel expenses incurred in connection with attending Board, committee and shareholder meetings and other Board business events.

PROPOSAL 2

PROPOSAL 2 - ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We describe the compensation of our named executive officers in the “Executive Compensation” section of this Proxy Statement. We are eligible to provide scaled disclosure for smaller reporting companies under Regulation S-K of the Exchange Act. Pursuant to Section 14A of the Exchange Act, you are voting on a proposal, commonly known as a “say-on-pay” proposal, which gives our shareholders the opportunity to approve, on an advisory basis, the compensation of our named executive officers through the following resolution:

RESOLVED, that the shareholders of Eastman Kodak Company approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders.

At our 2020 annual meeting of shareholders, we recommended, and our shareholders approved, that we hold this non-binding, advisory vote on executive compensation on an annual basis. The next required vote on frequency will occur at our 2026 annual meeting of shareholders.

We believe that the compensation of our named executive officers for 2021 was appropriate and aligned with our performance results and strategic plan.

In order to be approved on an advisory basis, this proposal must receive the affirmative vote of the majority of votes cast by holders entitled to vote thereon. Because your vote is advisory, it will not be binding on our Board of Directors. However, our Board values the opinions that our shareholders express in their votes and will take the results of the vote into account when considering future executive compensation arrangements as it deems appropriate.

The Board of Directors recommends you vote FOR the advisory resolution to approve the compensation of our named executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL SECURITY OWNERSHIP OF MORE THAN 5% OF THE COMPANY’S SHARES

The table below presents certain information as of March 24, 2022 regarding the persons known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock and our Series C preferred stock, with percentages based on 78,915,150 shares of common stock outstanding and 1,043,629 shares of Series C preferred stock outstanding as of March 24, 2022. We also have 1,000,000 shares of 4.0% Series B Convertible Preferred Stock (Series B preferred stock) outstanding that do not have voting rights at the Annual Meeting.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percent of Class Beneficially Owned	Number of Shares of Series C Preferred Stock Beneficially Owned	Percent of Class Beneficially Owned
GO EK Ventures IV, LLC B. Thomas Golisano 7632 County Road 42 Victor, New York, 14564-8906	10,585,740	(1)	11.83%	1,056,674(1)	100%
George and Renee Karfunkel 1671 52nd Street Brooklyn, New York 11204	5,027,724	(2)	6.37%	—	—
K.F. Investors LLC, et al. 160 Broadway New York, New York 10038	10,537,451	(3)(4)	13.35%	—	—
Kennedy Lewis Management LP, et al. 111 West 33rd Street, Suite 1910 New York, New York 10120	6,360,770	(5)	7.80%	—	—
Southeastern Asset Management, Inc., et al. 6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119	9,353,800	(6)	10.60%	—	—

(1)	B. Thomas Golisano, a current director, is the sole member of GO EK Ventures. GO EK Ventures and B. Thomas Golisano each reports sole voting and sole dispositive power with respect to these shares. The amount shown includes 1,043,629 shares of Series C preferred stock, which are convertible at any time into shares of our common stock at a conversion rate of 10 shares of common stock for each share of Series C preferred stock held by GO EK Ventures. The amount shown includes 130,450 shares of common stock issuable upon conversion of 13,045 shares of Series C preferred stock issuable on April 15, 2022 as a dividend payable in kind. For purposes of determining the percent of beneficial ownership of GO EK Ventures, the shares of common stock underlying the Series C preferred stock are included in the outstanding share amount. This information is based on a Schedule 13D/A filed by the reporting persons on April 6, 2021 and Section 16 reports filed by GO EK Ventures and Mr. Golisano. 19,000 shares over which Mr. Golisano has direct beneficial ownership are included above and reported below in “Beneficial Security Ownership of Directors, Nominees and Executive Officers”.

(2)	George and Renee Karfunkel each reports shared voting and shared dispositive power with respect to 4,490,145 shares of our common stock. The amount shown includes Mr. Karfunkel’s presently exercisable options to purchase 37,579 shares of our common stock and 500,000 shares of our common stock owned by the Chesed Foundation of America, a charitable foundation controlled by Mr. Karfunkel. This information is based on a Schedule 13D/A filed by Mr. and Mrs. Karfunkel on January 14, 2021 and Section 16 reports filed with the SEC by Mr. and Mrs. Karfunkel.

(3)	This information is based on a Schedule 13D/A filed on August 3, 2020 by the following reporting persons who have agreed to act as a “group” within the meaning of Section 13(d)(3) of the Exchange Act: K.F. Investors, LLC (KF Investors) reports sole voting and sole dispositive power with respect to 5,044,023 shares; Momar Corporation (Momar) reports sole voting and sole dispositive power with respect to 3,139,741 shares; Marneu Holding Company (Marneu) reports sole voting power and sole dispositive power with respect to 614,041 shares; United Equities Commodities Company (UECC) reports sole voting and sole dispositive power with respect to 1,519,646 shares; 111 John Realty Corp (111 John) reports sole voting and sole dispositive power with respect to 170,000 shares; Moses Marx reports sole voting power and sole dispositive power with respect to 2,353,687 shares, which includes 50,000 shares held directly and indirect ownership of 1,519,646 shares held by UECC, 614,041 shares held by Marneu and 170,000 shares held by 111 John.

(4)	Dr. Joseph Fink and our director, Philippe Katz, may be deemed to have indirect beneficial ownership of the shares beneficially owned by the reporting persons by virtue of their positions with the entities. Mr. Katz is the son-in-law of Moses Marx. Dr. Fink and Mr. Katz are managing members of KF Investors, a New York limited liability company. Dr. Fink is the President, Treasurer and a director and Mr. Katz is Vice President, Secretary and a director of Momar, a New York corporation. Dr. Fink and Messrs. Katz and Marx are general partners of UECC, a New York general partnership. Mr. Marx holds a 99% general partnership interest in UECC. The general partners of Marneu, a New York general partnership are Moses Marx and United Equities Realty Associates, a New York general partnership, of which Dr. Fink and Messrs. Katz and Marx are general partners. Mr. Marx holds a direct and indirect 71.4285% general partnership interest in Marneu. Dr. Fink and Messrs. Katz comprise the board of directors and President, Treasurer, and Secretary, respectively, of 111 John, a New York corporation.

186,591 shares over which Mr. Katz has direct beneficial ownership are not included above but are reported below in “Beneficial Security Ownership of Directors, Nominees and Executive Officers”.

(5)	This information is based on a Schedule 13D filed by Kennedy Lewis Management LP (Adviser), et al. on March 28, 2022.

KLIM Fund I, Kennedy Lewis GP LLC (Fund I GP) and Kennedy Lewis Investment Holdings LLC (Holdings I) each reports sole voting and sole dispositive power with respect to 716,203 shares of common stock, which includes (i) 519,203 shares of common stock issuable upon conversion of a convertible note held by KLIM Fund I, including upon conversion of accrued interest payable in kind, and (ii)197,000 shares of common stock held directly by KLIM Fund I. The amounts reported in the table above also include 4,255 additional shares of common stock issuable upon conversion of accrued interest payable in kind through May 23, 2022.

KLIM Fund II and Kennedy Lewis GP II LLC (Fund II GP), each reports sole voting and sole dispositive power with respect to 4,022,939 shares of common stock, which includes (i) 2,113,673 shares of common stock issuable upon conversion of a convertible note held by KLIM Fund II, including upon conversion of accrued interest payable in kind, and (ii) 1,909,266 shares of common stock held directly by KLIM Fund II. The amounts reported in the table above also include 17,321 additional shares issuable upon conversion of accrued interest payable in kind through May 23, 2022.

Kennedy Lewis Capital Partners Master Fund III LP (KLIM Fund III) and Kennedy Lewis GP III LLC (Fund III GP) each reports sole voting and sole dispositive power with respect to 1,578,606 shares of common stock held directly by KLIM Fund III.

Kennedy Lewis Investment Holdings II LLC (Holdings II) reports sole voting and sole dispositive power with respect to 5,601,545 shares of common stock.

The Adviser, Kennedy Lewis Investment Management LLC (KLIM), KLM GP LLC (KLM), David Chene and our director, Darren Richman, each reports sole voting and sole dispositive power with respect to 6,329,194 shares of common stock, which includes 11,446 shares granted to Darren Richman for his service on our Board of Directors. Amounts shown in the table above also include 10,000 RSUs granted to Mr. Richman that vest on May 17, 2022.

The Adviser acts as investment adviser to KLIM Fund I, KLIM Fund II and KLIM Fund III (collectively, the KLIM Funds). The KLIM Funds delegated to the Adviser voting and investment power over the securities held by the KLIM Funds pursuant to an Investment Management Agreement with the KLIM Funds. As a result, each of the Adviser, KLM, as the general partner of the Adviser, KLIM, as the owner of KLM, and Messrs. Richman and Chene, as managing members and control persons of KLIM, may be deemed to exercise voting and investment power over the shares directly held by the KLIM Funds. Each of the KLIM Funds may be deemed the beneficial owners of the shares such KLIM Fund holds. Fund I GP, as general partner of KLIM Fund I, and Holdings I, as managing member of Fund I GP, may be deemed beneficial owners of the shares held by KLIM Fund I. Fund II GP, as general partner of KLIM Fund II, and Holdings II, as managing member of Fund II GP, may be deemed beneficial owners of the shares held by KLIM Fund II. Fund III GP, as general partner of KLIM Fund III, and Holdings II, as managing member of Fund III GP, may be deemed beneficial owners of the shares held by KLIM Fund III.

(6)	Southeastern Asset Management, Inc. (Southeastern) reports shared voting power with respect to 8,877,610 shares and shared dispositive power with respect to 9,353,800 shares. Longleaf Partners Small-Cap Fund, a series of Longleaf Partners Funds Trust, a Massachusetts business trust reports shared voting power and shared dispositive power with respect to 8,877,610 shares. Southeastern reports that all shares are owned by Southeastern’s investment advisory clients, including Longleaf, and none are owned directly or indirectly by Southeastern. As Chairman of the Board of Southeastern, O. Mason Hawkins may be deemed to control and beneficially own the shares reported by Southeastern; however, Mr. Hawkins reports that he does not own directly or indirectly any of the reported shares for his own account. This information is based on a Schedule 13G/A filed by Southeastern, et al. on January 10, 2022. The shares reported reflect shares of common stock issuable upon conversion of our 4% Series B Preferred Stock. Shares of Series B Preferred Stock are convertible into shares of common stock at a conversion rate of 9.5238 shares of common stock per share of Series B Preferred Stock.

BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The table below presents certain information as of March 24, 2022 regarding shares of our common stock and shares of our Series C preferred stock held by our directors, nominees, each of our named executive officers and all directors, nominees and executive officers as a group.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)		Percent of Class Beneficially Owned (1)(2)		Number of Shares of Series C Preferred Stock Beneficially Owned (1)	Percent of Class Beneficially Owned (1)(2)
Directors and Nominees
B. Thomas Golisano	10,585,740	(3)	11.83%		1,056,674(3)	100%
Philippe D. Katz	10,724,042	(4)	13.58%		—	—
Kathleen B. Lynch	10,000	(5)	—		—	—
Jason New	123,473	(6)	—		—	—
Darren L. Richman	6,360,770	(7)	7.80%		—	—
Michael E. Sileck, Jr.	37,500	(8)	—		—	—
Named Executive Officers
James V. Continenza	4,099,288	(9)	4.99	%(11)	—	—
David Bullwinkle	559,236	(10)	—		—	—
John O’Grady	194,435	(11)	—		—	—
All directors, director nominees and executive officers as a group (16 persons, including the above)	33,429,652	(12)(13)	34.54	%(13)	1,056,674(3)	100%

(1)	Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options or upon the conversion of convertible securities. Shares that may be acquired by the exercise of options within 60 days are referred to in the footnotes to this table as “presently exercisable options.” Percentages are based on 78,915,150 shares of common stock outstanding as of March 24, 2022 except where the person has the right to receive shares within the next 60 days from the conversion of convertible securities or the exercise of options (as indicated in the other footnotes to this table), which increases the number of shares owned by such person and the number of shares outstanding. Unless otherwise indicated in the other footnotes to this table, each shareholder named in the table has sole voting and dispositive power with respect to all of the shares shown as owned by the shareholder.

(2)	We have omitted percentages of less than 1% from the table.

(3)	The amount shown includes 10,436,290 shares of common stock issuable upon conversion of 1,043,629 shares of Series C preferred stock, which are convertible at any time into shares of our common stock at a conversion rate of 10 shares of common stock for each share of Series C preferred stock held by GO EK Ventures, IV, LLC. In addition, the amount shown includes 130,450 shares of common stock issuable upon conversion of 13,045 shares of Series C preferred stock issuable on April 15, 2022 as a dividend payable in kind. Mr. Golisano is the sole member of GO EK Ventures. The amount shown also includes 10,000 RSUs that vest on May 17, 2022.

(4)	The amount shown includes presently exercisable options to purchase 45,095 shares of our common stock, 131,496 shares held directly by Mr. Katz and 10,000 RSUs that vest on May 17, 2022. Mr. Katz also may be deemed to have an indirect beneficial ownership interest with respect to shares beneficially owned by certain reporting persons as reflected and further described in footnote 4 to the “Beneficial Security Ownership of More Than 5% of the Company’s Shares” table above. Mr. Katz has 50,510 shares of phantom stock credited to his account under the Deferred Compensation Plan for Directors.

(5)	The amount shown includes 10,000 RSUs that vest on May 17, 2022.

(6)	The amount shown includes 10,000 RSUs that vest on May 17, 2022 and presently exercisable options to purchase 37,579 shares of our common stock.

(7)	The amount shown includes 10,000 RSUs that vest on May 17, 2022, as well as the shares held directly by the KLIM Funds. David K. Chene and Darren L. Richman may be deemed to beneficially own the shares reported by the KLIM Funds due to their relationship with the KLIM Funds as described in Footnote 5 to the “Beneficial Security Ownership of More Than 5% of the Company’s Shares” table above.

(8)	The amount shown includes 10,000 RSUs that vest on May 17, 2022.

(9)	Mr. Continenza holds 864,369 shares of common stock and presently exercisable options to purchase 3,800,000 shares of our common stock. Mr. Continenza also has 241,589 shares of phantom stock credited to his account under the Deferred Compensation Plan for Directors. Mr. Continenza’s employment agreement provides that Mr. Continenza will not have the right to exercise any stock options granted to him pursuant to the terms of any award granted to him in February 2019 or July 2020 to the extent that, after giving effect to the issuance of the common stock resulting from such exercise, Mr. Continenza (together with his affiliates and any person acting as a group), would beneficially own more than 4.99% of the then issued and outstanding shares of common stock. Accordingly, the shares reported on the table above as beneficially owned by Mr. Continenza and his percentage ownership of our outstanding shares do not include amounts in excess of Mr. Continenza’s ownership limit.

(10)	The amount shown includes presently exercisable options to purchase 496,253 shares of our common stock.

(11)	The amount shown includes presently exercisable options to purchase 145,618 shares of our common stock.

(12)	The amount shown includes presently exercisable options to purchase an aggregate of 635,804 shares of common stock for executive officers who are not named executive officers.

(13)	The shares and percentage ownership of our outstanding shares do not include amounts in excess of the ownership limit for Mr. Continenza described above in footnote 11 to this table.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on the written representations of our directors and executive officers and copies of reports that they and persons who owned more than 10% of our common stock have filed with the SEC, we believe that all of our directors, executive officers and greater than 10% beneficial owners timely complied with the filing requirements of Section 16(a) during 2021, except B. Thomas Golisano, a director, who filed one late Form 4 with respect to two transactions, Richard Michaels, an officer, who filed one late Form 4 with respect to one transaction, and Jeffrey Engelberg, a former director, who filed two late Form 4 reports each with respect to one transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTERESTED TRANSACTIONS

Our Board has adopted written policies and procedures relating to approval or ratification of “interested transactions” with “related parties.” Under these policies and procedures, which are posted on our website at http://investor.kodak.com/supporting.cfm, our Compensation, Nominating and Governance Committee reviews the material facts of all interested transactions that require the Committee’s approval. The Compensation, Nominating and Governance Committee will approve or disapprove the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director or board observer may participate in any discussion or approval of an interested transaction for which he or she is a related party, other than providing material information concerning the interested transaction to the Compensation, Nominating and Governance Committee. If an interested transaction will be ongoing, the Compensation, Nominating and Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then, at least annually, must review and assess ongoing relationships with the related party.

Under the Board’s policies and procedures, an “interested transaction” is any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness), in which the aggregate amount involved will or may be expected to exceed $100,000, our company is a participant and any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A “related party” is any person who is or was, since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, an Executive Officer, director or nominee for election as a director or board observer (even if the person does not presently serve in that role), a beneficial owner of greater than 5% of our common stock or any immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The Board has granted standing pre-approval or ratification for the categories of interested transactions described below. In addition, any interested transaction with a related party in which the aggregate amount involved is expected to be less than $120,000 may be pre-approved by the Chair of the Compensation, Nominating and Governance Committee. Pre-approved interested transactions include:

●	Employment of Section 16 Executive Officers either if the related compensation is required to be reported or if the Section 16 Executive Officer is not an immediate family member of another Section 16 Executive Officer or a director, and the related compensation would be reported if the Section 16 Executive Officer was a “Named Executive Officer” and our Executive Compensation Committee approved (or recommended that the Board approve) such compensation.

●	Any compensation paid to a director if the compensation is required to be reported.

●	Any transaction with another company with which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues.

●	Any charitable contribution, grant or endowment by our company to a charitable organization, foundation or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts.

●	Any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends).

●	Any transaction involving a related party where the rates or charges involved are determined by competitive bids.

●	Any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

●	Any transaction with a related party involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

The Compensation, Nominating and Governance Committee reviews pre-approved transactions at its regularly scheduled meetings.

Since January 2020, the Company has entered into the following transactions with Interested Parties who have a direct or indirect material interest in the transactions as defined in Item 404 of Regulation S-K under the Exchange Act:

●	James V. Continenza, our Executive Chairman and Chief Executive Officer, served as the Chairman and Chief Executive Officer of Vivial, Inc. (Vivial), a privately held marketing technology and communications company that provides a wide range of digital and legacy leads-generating products to local and national advertisers until June 2021. In January 2020, in the ordinary course of business, the Company engaged Vivial on an arm’s length, competitive basis to provide salesforce optimization consulting services over a two-year period. The Company further engaged Vivial on an arm’s length, competitive basis to provide search engine optimization services and search engine marketing services. The Company paid Vivial an aggregate of $1,346,058 in 2020 and $806,590 in 2021. Mr. Continenza did not participate in the negotiation or decision-making process.

●	Nicholas Continenza, the son of Mr. Continenza, our Executive Chairman and Chief Executive Officer, has been employed by Kodak as Global Commercial Counsel since July 15, 2021. Nicholas Continenza’s annual base salary is $165,000 and his annual bonus opportunity is 35% of base salary. In 2021, Nicholas Continenza received total cash compensation of $71,536 consisting of base salary. In connection with his hiring, Nicholas Continenza also received an equity grant of 50,000 restricted stock units (RSUs) with a grant date value of $369,500, which RSUs vest over a three-year period and are subject to his continued employment on the applicable vesting dates. Nicholas Continenza is eligible to participate in Kodak’s benefit plans, policies and arrangements that are provided to employees generally.

●	Mr. Richman, a director, is a managing member of KLIM, the owner and control person of KLM GP LLC (KLM). KLM is the general partner of Kennedy Lewis Management LP, which is the investment adviser to the KLIM Funds. On February 26, 2021, the Company entered into the Term Loan Credit Agreement with the KLIM Lenders, as lenders, and Alter Domus (US) LLC, as administrative agent, that provided the Company with (i) an initial term loan in the amount of $225,000,000, which was drawn in full on the same date, and (ii) a commitment to provide delayed draw term loans in an aggregate principal amount of up to $50,000,000 on or before February 26, 2023. In connection with the Term Loan Credit Agreement, we entered into a letter agreement with KLIM to provide KLIM with certain board nominee rights pursuant to which Mr. Richman was appointed a director of the Company. In addition, pursuant to a securities purchase agreement, the KLIM Lenders purchased from the Company (i) 1,000,000 shares of our common stock for an aggregate purchase price of $10,000,000, and (ii) $25,000,000 aggregate principal amount of the Company’s 5.0% unsecured convertible promissory notes due May 28, 2026 in a private placement transaction. From April 2021 through the date of this Proxy Statement, the Company has paid $21,568,090 in interest on the Term Loan Credit Agreement and has reserved 138,013 shares of common stock issuable upon conversion of the 5.0% unsecured promissory as interest payable in kind. The Company has registered for resale the shares of common stock purchased by the KLIM Lenders from the Company and the shares of common stock issuable upon conversion of the notes pursuant to a registration rights agreement.

●	Mr. Golisano, a director, is the sole member of GO EK Ventures, IV LLC (GO EK Ventures) a greater than 10% beneficial owner of the Company’s shares as reported above in the table “Beneficial Security Ownership of More than 5% of the Company’s Shares.” On February 26, 2021, the Company and GO EK Ventures, entered into a Series C Purchase Agreement pursuant to which the Company sold to GO EK Ventures 1,000,000 shares of Series C preferred stock for a purchase price of $100 per share, representing $100,000,000 of gross proceeds to the Company. In connection with the Series C Purchase Agreement, the Company granted GO EK Ventures board nominee rights pursuant to which Mr. Golisano was nominated as a director of the Company. Series C preferred stock is entitled to cumulative dividends payable quarterly “in-kind” in the form of additional shares of Series C preferred stock at a rate of 5.0% per annum. From April 2021 through the Record Date, the Company has issued 92,691 additional shares of Series C preferred stock to GO EK Ventures as dividends in-kind. The Company has registered for resale the shares of common stock issuable upon conversion of the Series C preferred stock pursuant to a registration rights agreement with GO EK Ventures.

●	Mr. Engelberg who served as a director until May 2021 and Mr. Bradley who served as a director until December 2020, were designated by the purchasers of the Company’s Series A Convertible Preferred Stock (Series A convertible preferred stock) pursuant to the terms of the Purchase Agreement dated as of November 7, 2016 between the Company, Southeastern and certain investment funds managed by Southeastern. Mr. Engelberg is the managing member of Additive Advisory PBC, which receives management fees from C2W Partners Master Fund Limited, one of the purchasers of the Series A convertible preferred stock. In May 2019, Longleaf Partners Small-Cap Fund, C2W Partners Master Fund Limited and Deseret Mutual Pension Trust, which are investment funds managed by Southeastern, purchased $100 million aggregate principal amount of convertible notes. On July 29, 2020, two of the investment funds managed by Southeastern converted $95 million of the principal amount of the convertible notes, and on September 30, 2020 the Company exercised its right to mandatorily convert the remainder of the convertible notes. On February 26, 2021, Southeastern, Longleaf Partners Small-Cap Fund, C2W Partners Master Fund Limited and Deseret Mutual Pension Trust (collectively, the Purchasers), and the Company entered into a Series A Preferred Stock Repurchase and Exchange Agreement pursuant to which the Company agreed to repurchase from the Purchasers an aggregate of 1,000,000 shares of the Series A convertible preferred stock, for an aggregate purchase price of $100,641,667. In addition, the Company and the Purchasers agreed to exchange the remaining 1,000,000 shares of Series A convertible preferred stock held by the Purchasers for shares of Series B preferred stock on a one-for-one basis.

PRINCIPAL ACCOUNTING FEES AND SERVICES

AUDIT AND NON-AUDIT FEES

On March 26, 2020, we selected Ernst & Young LLP as our independent registered public accounting firm, effective as of such date. See “Proposal 3 - Ratification of the Audit and Finance Committee’s Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm” for more information.

The following fees were approved by the Audit and Finance Committee and were billed by Ernst & Young LLP, our current independent registered public accounting firm (independent accountants), for services rendered in 2020 and 2021.

Type of Service (in millions)	2020	2021
Audit Fees (1)	$3.069	$3.279
Audit-Related Fees (2)	0.050	0.056
Tax Fees (3)	0.121	0.186
All Other Fees (4)	0.005	0.006
Total	$3.245	3.257

(1)	Audit fees related primarily to the annual audit of our consolidated financial statements included in our Annual Report on Form 10-K, quarterly reviews of interim financial statements included in our Quarterly Reports on Forms 10-Q, and statutory audits of certain of our subsidiaries.

(2)	Audit related fees primarily consisted of fees related to the audit of our subsidiary’s retirement plan.

(3)	Tax fees were for tax compliance and assistance services.

(4)	All other fees consisted of non-audit related procurement of an on-line accounting research tool offered by Ernst & Young LLP to its clients.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED BY OUR INDEPENDENT ACCOUNTANTS

The Audit and Finance Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the Pre-Approval Policy) requiring the Audit and Finance Committee’s pre-approval of all audit and permissible non-audit services provided by the independent accountants. The Pre-Approval Policy sets forth principles that must be considered by the Audit and Finance Committee in approving services to ensure that the independent accountant’s independence is not impaired; describes the audit, audit-related, tax and other permissible non-audit services that may be provided and the non-audit services that are prohibited; and sets forth the pre-approval requirements for all permitted services.

The Pre-Approval Policy provides for the general pre-approval of specific types of audit, audit-related, tax and other permissible non-audit services and annual approval of a budget for such services. As set forth in the Pre-Approval Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit and Finance Committee. In addition, any proposed services exceeding pre-approved budgeted amounts will also require specific pre-approval by the Audit and Finance Committee. The independent accountant is required to report quarterly to the Audit and Finance Committee regarding the extent of services provided in accordance with their pre-approval and the fees for the services performed to date. The Pre-Approval Policy also delegates to the Audit and Finance Committee’s Chair the authority to pre-approve specific engagements or changes to engagements when it is not practical to bring the matter before the Audit and Finance Committee as a whole. The Audit and Finance Committee may not delegate its responsibilities to pre-approve services performed by the independent accountant to management or to others.

In 2020 and 2021, the Audit and Finance Committee pre-approved all services performed by Ernst & Young LLP.

PROPOSAL 3

PROPOSAL 3 - RATIFICATION OF THE AUDIT AND FINANCE COMMITTEE’S SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee is directly responsible for the selection, compensation, retention, performance and evaluation of our independent registered public accounting firm. The Audit and Finance Committee assesses the selection of the independent registered public accounting firm each year. In addition, the Audit and Finance Committee considers the independence of the independent registered public accounting firm each year.

On March 26, 2020, following the completion of a competitive process to select our independent registered public accounting firm for the 2020 fiscal year, the Company engaged Ernst & Young LLP as auditors for the Company, effective as of such date, which resulted in the dismissal of PricewaterhouseCoopers LLP (PwC), the Company’s prior independent registered public accounting firm, effective as of March 24, 2020. The engagement of Ernst & Young LLP and the resulting dismissal of PwC were approved by the Audit and Finance Committee. After consideration of a number of factors, including the firm’s performance and an assessment of the firm’s qualifications and resources, the Audit and Finance Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

The audit reports of PwC on the consolidated financial statements of the Company as of and for the years ended December 31, 2019 and December 31, 2018 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principle; however, the reports for both years contained a paragraph stating there was substantial doubt about the Company’s ability to continue as a going concern.

During the Company’s fiscal years ended December 31, 2019 and December 31, 2018 and through March 24, 2020, there were no: (i) disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused PwC to make reference thereto in its reports on the financial statements of the Company for such years, or (ii) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2019 and December 31, 2018 and through March 26, 2020, neither the Company nor anyone on the Company’s behalf consulted Ernst & Young LLP regarding any of the matters referred to in Item 304(a)(2)(i) or (ii) of Regulation S-K.

A representative of Ernst & Young LLP is expected to attend the Annual Meeting to respond to appropriate questions and, if he or she desires, make a statement.

As a matter of good corporate governance, the Audit and Finance Committee has determined to submit its selection of the independent registered public accounting firm to our shareholders for ratification. In the event that the selection of Ernst & Young LLP is not ratified, the Audit and Finance Committee will review its future selection of an independent registered public accounting firm. Even if the selection is ratified, the Audit and Finance Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The ratification of the Audit and Finance Committee’s selection of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast by holders entitled to vote thereon.

The Board of Directors recommends a vote FOR ratification of the Audit and Finance Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm.

By Order of the Board of Directors

Roger W. Byrd

General Counsel, Secretary and Senior Vice President
April 6, 2022

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Online Go to www.envisionreports.com/KODK or scan the QR code – login details are located in the shaded bar below.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Phone

• Within the USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone.
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Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of Directors:
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - James V. Continenza				02 - B. Thomas Golisano				03 - Philippe D. Katz

04 - Kathleen B. Lynch				05 - Jason New				06 - Darren L. Richman

07 - Michael E. Sileck, Jr.

		For	Against	Abstain
2.	Advisory vote to approve the compensation of our named executive officers

3.	Ratification of the Audit and Finance Committee’s Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 U P X

03LYWC

Eastman Kodak Company 2022 Annual Meeting of Shareholders

Wednesday, May 18, 2022 at 1:00 p.m. Eastern Time, virtually via the Internet at meetnow.global/MFG9HVQ.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - Eastman Kodak Company

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy hereby appoint(s) James V. Continenza and Roger W. Byrd, or either of them, each with full power of substitution, as proxies, to vote all stock in Eastman Kodak Company that the shareholder(s) would be entitled to vote on all matters that may properly come before the 2022 Annual Meeting of Shareholders and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this Proxy, and the proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:

1. FOR the election of the seven director nominees named in the Proxy Statement for a term of one year or until their successors are duly elected and qualified.

2. FOR the advisory vote to approve the compensation of our named executive officers.

3. FOR the ratification of the Audit and Finance Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm.

C	Non-Voting Items

Change of Address – Please print new address below.